SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the
Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

BULL RUN CORPORATION

(Name of Registrant as Specified In Its Charter)

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BULL RUN CORPORATION

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 26, 2005

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bull Run Corporation (“Bull Run”) will be held at 10:00 a.m., local time, on Wednesday, January 26, 2005, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

• Proposal One: The election of seven members of Bull Run’s board of directors;

• Proposal Two: To ratify the selection of PricewaterhouseCoopers LLP as Bull Run’s independent auditors for its fiscal year ending August 31, 2005;

• Such other business and matters or proposals as may properly come before the meeting.

      Only holders of record of Bull Run common stock, $.01 par value per share (the “Common Stock”), at the close of business on November 29, 2004 are entitled to notice of, and to vote at, the annual meeting.

      Your vote is very important. We encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Robert S. Prather, Jr.
President and Chief Executive Officer

Atlanta, Georgia
December 22, 2004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 26, 2005
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
VOTING REQUIREMENTS
PROPOSAL ONE ELECTION OF DIRECTORS
PROPOSAL TWO RATIFICATION OF INDEPENDENT AUDITORS
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING
AVAILABILITY OF FORM 10-K
ANNUAL REPORT

BULL RUN CORPORATION

4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 26, 2005

       This proxy statement is being furnished by the board of directors of Bull Run Corporation, a Georgia corporation (which we refer to as “Bull Run,” “we,” or “us”), to the holders of Bull Run common stock, $.01 par value per share (the “Common Stock”), in connection with the solicitation of proxies by Bull Run’s board of directors for use at the 2005 Annual Meeting of Shareholders (the “2005 Annual Meeting”) to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on Wednesday, January 26, 2005, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

      A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated proxy by Internet or by telephone, by delivering written notice of the revocation of the proxy to Bull Run’s Secretary prior to the 2005 Annual Meeting, or by attending and voting at the 2005 Annual Meeting. Attendance at the 2005 Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2005 Annual Meeting.

      If no directions are specified on a duly submitted proxy, the shares will be voted FOR the election of the director nominees recommended by the board of directors, FOR the ratification of PricewaterhouseCoopers LLP as Bull Run’s independent auditors, and in accordance with the discretion of the named proxies on other matters properly brought before the 2005 Annual Meeting.

      The expense of preparing, printing and mailing this proxy statement and soliciting the proxies sought hereby will be borne by Bull Run. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of Bull Run, who will not receive additional compensation therefor, in person or by telephone, telegraph or facsimile transmission. Bull Run also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the Common Stock as of the record date for the 2005 Annual Meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.

      At November 29, 2004, 6,413,879 shares of the Common Stock were outstanding. Only shareholders of record at the close of business on November  29, 2004 are entitled to notice of, and to vote at, the 2005 Annual Meeting. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about December 22, 2004.

VOTING REQUIREMENTS

Record Date and Voting Rights

      Bull Run’s board of directors has fixed the close of business on November  29, 2004 as the record date for determining holders of the Common Stock entitled to notice of, and to vote at, the 2005 Annual Meeting.

Only holders of record of the Common Stock on that date will be entitled to notice of, and to vote at, the 2005 Annual Meeting. Shareholders of record may vote by either:

•	attending the 2005 Annual Meeting;

•	the Internet, as directed on the enclosed proxy card;

•	the telephone, as directed on the enclosed proxy card; or

•	completing and mailing the enclosed proxy card.

Instructions for voting are included on the enclosed proxy card.

      As of the record date, November 29, 2004, 6,413,879 shares of the Common Stock were outstanding. Each share of the Common Stock is entitled to one vote. A number of votes equal to or greater than a majority of possible votes (including abstentions and broker non-votes), will constitute a quorum. No business may be transacted at the 2005 Annual Meeting without a quorum. Abstentions and broker non-votes (where a broker submits a proxy but does not have discretionary authority to vote a customer’s shares on such proposal when specific instructions are not received) will be counted as present for purposes of determining a quorum.

Required Votes

      With respect to Proposal One, the election of directors, a majority of the votes is not required; instead, the nominees will be elected by a plurality of the votes cast, which means that the nominees receiving the most votes will be elected. Votes withheld from any nominee, if a quorum is present, will have no effect on the outcome of voting for directors. Abstentions and broker non-votes will not be counted and will have no effect on the outcome of the election of directors.

      With respect to Proposal Two, the ratification of PricewaterhouseCoopers LLP as Bull Run’s independent auditors for its fiscal year ended August 31, 2005, the approval of a majority of the votes cast by the holders of shares of the Common Stock is required; provided, however, that the total votes cast on Proposal Two must represent over 50% of the total number of votes entitled to be cast by the holders of all of the outstanding shares of the Common Stock. Abstentions and broker non-votes will be excluded from the tabulation of votes cast on this proposal and, therefore, will not affect the outcome of the vote on this proposal (unless the number of abstentions and broker non-votes causes the total number of votes cast on the matter to be less than 50% of the total number of votes entitled to be cast by the holders of all outstanding shares of Common Stock).

      The holders of the Common Stock are not entitled to appraisal rights under Georgia law with respect to any of the proposals set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      At the 2005 Annual Meeting, seven directors are to be elected to hold office (subject to Bull Run’s bylaws) until Bull Run’s next annual meeting of shareholders and until their successors have been elected and qualified. In case any nominee listed in the table below should be unavailable for any reason, which Bull Run’s management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the 2005 Annual Meeting, or, if no substitute is selected by management prior to or at the 2005 Annual Meeting, a motion to reduce the membership of the board to the number of nominees available will be presented.

      OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THOSE DIRECTORS SPECIFIED IN THIS PROXY STATEMENT.

      Set forth below is information concerning each of the nominees.

	Director
Name	Since	Age	Position

J. Mack Robinson	1992	81	Chairman of the Board of Directors
Robert S. Prather, Jr.	1992	60	Director, Chairman and Chief Executive Officer
Hilton H. Howell, Jr.	1994	42	Director, Vice President and Secretary
Gerald N. Agranoff	1990	57	Director
James W. Busby	1994	50	Director
Monte C. Johnson	2001	67	Director
Thomas J. Stultz	2004	53	Director

      J. Mack Robinson has been Bull Run’s Chairman since 1994 and was Bull Run’s Secretary and Treasurer in 1994. He is a member of Bull Run’s Executive Committee and is the Chairman of the Management Compensation and Stock Option Committee of Bull Run’s board of directors. He has served as Chairman of the Board and Chief Executive Officer of Gray Television, Inc., a media company, since 2002, and as Gray’s President, Chief Executive Officer and a director from 1996 through 2002. Mr. Robinson has served as Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, President of Atlantic American Corporation, an insurance holding company, from 1988 until 1995 and Chairman of the Board of Atlantic American Corporation since 1974. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Independent Life Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company and American Safety Insurance Company. He is a director emeritus of Wachovia Corporation. Mr. Robinson is the father-in-law of Mr. Hilton H. Howell, Jr., Bull Run’s Vice President and Secretary and a member of Bull Run’s board of directors.

      Robert S. Prather, Jr. has served as Bull Run’s President and Chief Executive Officer since 1992. He is a member of Bull Run’s Executive Committee. He has served as President, Chief Operating Officer and a director of Gray Television, Inc., since 2002, and as Gray’s Executive Vice President-Acquisitions and a director from 1996 through 2002. Mr. Prather serves as a director of Gabelli Asset Management Inc. (a provider of investment advisory and brokerage services). He is also an advisory director of Swiss Army Brands, Inc. and serves on the Board of Trustees of the Georgia World Congress Center Authority.

      Hilton H. Howell, Jr. has been Bull Run’s Vice President and Secretary since 1994. He has served as Gray Television, Inc.’s Vice Chairman and a director since 2002 and as Gray’s Executive Vice President and a director since 2000. Mr. Howell has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995 and Executive Vice President from 1992 to 1995. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991, and Vice Chairman of Bankers Fidelity Life Insurance Company and Georgia Casualty & Surety Company since 1992. Mr. Howell also serves as a director of the following companies: Atlantic American Corporation, Bankers Fidelity Life Insurance Company, Delta Life Insurance Company, Delta Fire and Casualty Insurance Company, Georgia Casualty & Surety Company, American Southern Insurance Company, American Safety Insurance Company, Association Casualty Insurance Company and Association Risk Management General Agency. He is the son-in-law of Mr. J. Mack Robinson, Chairman of the Board of Directors of Bull Run.

      Gerald N. Agranoff is the Chairman of the Audit Committee and a member of the Management Compensation and Stock Option Committee of Bull Run’s board of directors. He has served as Managing Member of Inveraray Capital Management LLC, an investment management company, since 2002; general partner of SES Family Investment & Trading Partnership, L.P., an investment partnership, since 1996; general partner of, and general counsel to, Edelman Securities Company, L.P. (formerly a registered broker-dealer), having been affiliated with that firm since 1982, and counsel to Kupferman and Kupferman LLP (a law firm) since November 2004. Mr. Agranoff serves as a director of The CattleSale Company (having been

Acting President and Vice Chairman of a predecessor company of CattleSale from 2000 to 2003); and a director of Petrosearch Corporation.

      James W. Busby is a member of the Audit Committee and a member of the Management Compensation and Stock Option Committee of Bull Run’s board of directors. He has served as President of Del Mar of Wilmington Corporation, a real estate development company, since 1997. Mr. Busby was President of Datasouth Computer Corporation, a subsidiary of Bull Run since 1994, from 1984 through 1997, and was one of Datasouth’s founders in 1977.

      Monte C. Johnson is a member of the Audit Committee of Bull Run’s board of directors. He has been a self-employed business consultant since 1987 and has served as President of KAJO, Inc., an oil and gas operating company, since 1995. Mr. Johnson was a director of Host Communications, Inc., a subsidiary of Bull Run since 1999, from 1993 to 2000.

      Thomas J. Stultz has been President and Chief Operating Officer of Host Communications, Inc., a subsidiary of Bull Run since August 2004. He served as President of Gray Publishing LLC from 1996 through December 2004, managing daily newspapers owned by Gray Television, Inc.

Corporate Governance

      The Common Stock is currently quoted on the Pink Sheets, a centralized quotation service for over-the-counter (OTC) securities. As a result, we are not subject to rules and regulations established by The Nasdaq Stock Market, Inc. (“Nasdaq”). However, whenever possible, we seek to abide not only to corporate governance rules established by the Securities and Exchange Commission, but also those issued by Nasdaq. As a result of the level of beneficial ownership of Common Stock by J. Mack Robinson, one of our director nominees and currently Bull Run’s Chairman of the Board, and Mr. Robinson’s affiliates, Bull Run meets the definition of “controlled company” as defined pursuant to Rule 4350(c)(5) of Nasdaq’s Marketplace Rules (the “Nasdaq Rules”). Accordingly, we would be considered exempt from certain requirements of the Nasdaq Rules, including the requirements that a majority of the board of directors must be independent; that the board of director nominees be selected, or recommended for the board’s selection, by either a majority of the independent directors or a nominating committee comprised solely of independent directors; and that the committee determining, or recommending to the board for determination, chief executive officer compensation must be comprised solely of independent directors or a majority of independent directors.

      Bull Run has adopted a Code of Ethics that applies to all of its directors, executive officers and employees. If any amendment to, or waiver from, a provision of this Code is granted, and such amendment or waiver relates to any element of the Code that relates to the standards enumerated in the rules of the Securities and Exchange Commission (“SEC”), the waiver will be disclosed in an SEC filing on Form 8-K. Our Code of Ethics and the written charter of our Audit Committee are available on our website, www.bullruncorp.com.

      Our Board of Directors has determined that under the Nasdaq Rules, Mr. Robinson, due to his status as an executive officer, Mr. Prather, due to his status as an executive officer, Mr. Howell, due to his status as an executive officer, and Mr. Stultz, due to his status as an employee of a subsidiary of Bull Run, are not independent directors of Bull Run. Consequently, our Board of Directors has determined that three of Bull Run’s seven directors are independent within the meaning of the Nasdaq Rules.

      Bull Run encourages shareholder communication with its Board of Directors. Any shareholder who wishes to communicate with the Board of Directors or with any particular director, including any independent director, may send a letter to Bull Run’s Secretary at Bull Run Corporation, 4370 Peachtree Road, N.E., Atlanta, GA 30319. Any communication should indicate that you are a Bull Run shareholder and clearly specify that such communication is intended to be made to the entire Board of Directors or to one or more particular directors.

Board Committees and Membership

      Bull Run’s board of directors has an Executive Committee. The Executive Committee has and may exercise all of the lawful authority of the full board of directors in the management and direction of the affairs of Bull Run, except as otherwise provided by law or as otherwise directed by Bull Run’s board of directors. All actions by the Executive Committee are subject to revision and alteration by Bull Run’s board of directors, provided that no rights of third parties shall be affected by any such revision or alteration. The Executive Committee held no meetings during the fiscal year ended August 31, 2004. The members of the Executive Committee are Messrs. Prather and Robinson.

      Bull Run’s board of directors has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by Bull Run’s independent accountants, as well as Bull Run’s accounting principles and system of internal accounting controls, and to review and approve any transactions between Bull Run and its directors, officers or significant shareholders. The Audit Committee held five meetings during the fiscal year ended August 31, 2004. The members of the Audit Committee are Messrs. Agranoff, Busby and Johnson. The Audit Committee has adopted a written charter to govern its operations, a copy of which was included as an exhibit to the previously-issued proxy statement dated December 8, 2003 and is made available on our website. The board of directors has determined that all members of the Audit Committee are independent in accordance with Nasdaq Rules and regulations established by the Securities and Exchange Commission (“SEC Regulations”) governing audit committee member independence. The Board of Directors has determined that although each member of Bull Run’s Audit Committee is able to read and understand fundamental financial statements, no such member qualifies as an “audit committee financial expert” as that term is defined under SEC Regulations. Since we believe that Bull Run currently has an Audit Committee comprised solely of independent and financially literate members, and since Bull Run is not currently subject to Nasdaq Rules requiring the certification that one member of the Audit Committee qualifies as an “audit committee financial expert,” we are not currently seeking an additional director who will be qualified to serve as an “audit committee financial expert.” The report of the Audit Committee is set forth in the section entitled “Report of Audit Committee.”

      Bull Run’s board of directors has a Management Compensation and Stock Option Committee, the purpose of which is to make recommendations with respect to executive salaries, bonuses and other compensation. The Management Compensation and Stock Option Committee held one meeting in the fiscal year ended August 31, 2004, and its members are Messrs. Robinson, Agranoff and Busby. The board of directors has determined that Messrs. Agranoff and Busby are independent in accordance with Nasdaq Rules governing independence. The report of the Management Compensation and Stock Option Committee is set forth in the section entitled “Report of Management Compensation and Stock Option Committee.”

      Due to its status as a “controlled company,” and in part as a result of the historically low turnover of its members, the Board of Directors does not foresee the need to establish a separate nominating committee or adopt a charter to govern the nomination process. The Board of Directors has generally addressed the need to retain members and fill vacancies after discussion among current members. The Board of Directors does not have any specific qualifications that have to be met by director candidates and does not have a formal process for identifying and evaluating director candidates.

      Additionally, the Board of Directors does not have a formal policy with respect to the consideration of any director candidates recommended by shareholders and has determined that it is appropriate not to have such a formal policy at this time. The Board of Directors, however, will give due consideration to director candidates recommended by shareholders. Any shareholder that wishes to recommend a director candidate should submit complete information as to the identity and qualifications of such director candidate to the Board of Directors at the address and in the manner set forth in the section entitled “Corporate Governance.”

      Bull Run’s board of directors held three meetings during the fiscal year ended August 31, 2004. During this period, each of the directors attended at least 75% of the aggregate number of meetings of the board and meetings of all committees of the board on which such director served. Seven of the eight members of Bull Run’s Board of Directors at the time of the 2004 Annual Meeting of Shareholders attended the 2004 Annual Meeting of Shareholders, including all of our director nominees for the 2005 Annual Meeting of Shareholders, except for Mr. Stultz, who was appointed to Bull Run’s Board of Directors subsequent to the 2004 Annual Meeting.

Compensation of Directors

      Directors of Bull Run are entitled to a fee of $15,000 per year for their services as directors, payable in cash or in shares of Bull Run common stock at each director’s option, and are reimbursed for their expenses for each meeting attended. Audit Committee members are compensated $1,000 for each meeting attended in person, and $500 for each meeting attended telephonically.

      Directors who are not employees of Bull Run or its subsidiaries are eligible to receive stock options under Bull Run’s Non-Employee Directors’ 1994 Stock Option Plan. The Non-Employee Directors’ 1994 Stock Option Plan is administered by the Management Compensation and Stock Option Committee of the Board of Directors. The Plan provides that annually, each non-employee director is entitled to a stock option award of 500 shares, having an exercise price equal to the fair market value of the Common Stock at the date of grant. During the fiscal years ended August 31, 2004, August 31, 2003 and June 30, 2002, each of Gerald N. Agranoff, James W. Busby and Monte C. Johnson, directors of Bull Run, was granted in each year an option to purchase up to 500 shares of Bull Run common stock at an exercise price of $1.16, $5.70 and $9.30 per share (the market value of Bull Run common stock on the date of grant), respectively, under the 1994 Non-Employee Directors’ Plan.

Beneficial Share Ownership

      The following table sets forth certain information regarding the ownership of the Common Stock as of November 30, 2004 by (i) any person who is known to us to be the beneficial owner of more than five percent of the Common Stock, (ii) all directors, (iii) all executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Warrants and options to acquire the Common Stock included in the amounts listed below are currently exercisable or will be exercisable within 60 days after November 30, 2004.

	Amount and Nature
	of Beneficial		Percent
Name	Ownership		of Class

J. Mack Robinson	3,677,464	(1)(2)(3)	57.0%
Harriett J. Robinson	2,931,308	(1)(2)	45.5%
W. James Host	475,787	(4)	7.4%
Hilton H. Howell, Jr.	455,501	(5)	7.1%
Robert S. Prather, Jr.	368,571	(1)(6)	5.7%
Harriett J. Robinson, as Trustee for Jill E. Robinson Trust	324,379	(1)	5.1%
James W. Busby	210,018	(7)	3.3%
Frederick J. Erickson	16,373	(8)	*
Gerald N. Agranoff	14,000	(9)	*
Monte C. Johnson	12,181	(10)	*
All directors and executive officers as a group	4,071,476	(11)	61.8%

*	Less than 1%.

(1)	Includes 266,059 shares owned by Robinson-Prather Partnership. Robinson-Prather Partnership is a Georgia general partnership, the general partners of which are Robert S. Prather, Jr., President, Chief Executive Officer, and a director of Bull Run; J. Mack Robinson, Chairman of the board of directors of Bull Run; Harriett J. Robinson (the wife of Mr. Robinson); Harriett J. Robinson, as trustee for Robin M. Robinson Trust; Harriett J. Robinson, as trustee for Jill E. Robinson Trust and Gulf Capital Services, Ltd. The partnership agreement for Robinson-Prather Partnership provides that Messrs. Prather and Robinson have the exclusive control of the day-to-day operations of the partnership, including the power to vote or dispose of the shares of common stock owned by Robinson-Prather Partnership. Each general partner disclaims beneficial ownership of the shares of common stock owned by Robinson-Prather Partnership, except to the extent of his pecuniary interest in such shares of common stock, which is less than the amount disclosed. The address for each of Robinson-Prather Partnership, Robin M. Robinson Trust, Jill E. Robinson Trust and Gulf Capital Services, Ltd. is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
(2)	Includes as to each of J. Mack Robinson and his wife, Harriett J. Robinson: (a) options issued to Mr. Robinson to purchase 35,000 shares of Common Stock; (b) 2,742,478 shares owned directly by Mr. Robinson; (c) 52,710 shares owned directly by Mrs. Robinson; and (d) an aggregate of 101,120 shares owned directly by the Robin M. Robinson Trust and the Jill E. Robinson Trust, of each of which Mrs. Robinson is the trustee. Each of Mr. and Mrs. Robinson disclaims beneficial ownership of the shares owned by the Robin M. Robinson Trust, the Jill E. Robinson Trust and each other. Mr. and Mrs. Robinson’s address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
(3)	Includes: (a) an aggregate of 416,573 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co. and Georgia Casualty & Surety Co., Georgia corporations of each of which Mr. Robinson is Chairman of the Board, President and/or principal stockholder (or the subsidiaries of the same); (b) 44,324 shares owned by Gulf Capital Services, Ltd., of which Mr. Robinson is a general partner; and (c) 19,200 shares owned by the JMR Foundation, of which Mr. Robinson is trustee. Mr. Robinson disclaims beneficial ownership of the shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., and Georgia Casualty & Surety Co.
(4)	Includes options issued to Mr. Host to purchase 5,360 shares of Common Stock. Mr. Host’s address is 100 Beach Road, Tequesta, FL 33469.
(5)	Includes: (a) options issued to Mr. Howell to purchase 15,000 shares of Common Stock; and (b) an aggregate of 416,573 shares owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Co., Bankers Fidelity Life Insurance Co. and Georgia Casualty & Surety Co., Georgia corporations of each of which Mr. Howell is an executive officer. Mr. Howell is married to Robin R. Howell, Mr. Robinson’s daughter and a beneficiary of the Robin M. Robinson Trust, which is a general partner of Robinson-Prather Partnership. Mr. Howell disclaims beneficial ownership of the shares of Common Stock owned by Delta Fire & Casualty Insurance Co., Delta Life Insurance Company, Bankers Fidelity Life Insurance Co., Georgia Casualty & Surety Co., Robinson-Prather Partnership and the Robin M. Robinson Trust. Mr. Howell’s address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
(6)	Includes options issued to Mr. Prather to purchase 53,874 shares of Common Stock. Mr. Prather’s address is 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.
(7)	Includes: (a) options issued to Mr. Busby to purchase 3,000 shares of Common Stock; and (b) an aggregate of 702 shares owned by Mr. Busby’s two children.
(8)	Includes options issued to Mr. Erickson to purchase 15,000 shares of Common Stock.
(9)	Includes options issued to Mr. Agranoff to purchase 11,500 shares of Common Stock.

(10)	Includes options issued to Mr. Johnson to purchase 9,681 shares of Common Stock.
(11)	Includes options issued to all directors and executive officers as a group to purchase an aggregate 166,453 shares of Common Stock.

Executive Compensation

      The following table sets forth a summary of the compensation of Bull Run’s Chief Executive Officer and the other executive officer of Bull Run earning more than $100,000 for the fiscal year ended August 31, 2004 (the “named executive officers”).

Summary Compensation Table

			Annual Compensation

(a)	(b)		(c)	(d)	(i)
					All Other
					Compen-
Name and Principal Position	Year		Salary($)	Bonus($)	sation($)

Robert S. Prather, Jr.,	2004		$88,143	$0	$1,247	(3)
President and Chief Executive	2003		$201,528	$0	$6,046	(3)
Officer of Bull Run	2002	(1)	$41,538	$0	$1,107	(3)
	2002	(2)	$349,600	$0	$4,108	(3)
Frederick J. Erickson,	2004		$179,808	$0	$1,570	(3)
Vice President — Finance	2003		$166,807	$0	$5,004	(3)
of Bull Run	2002	(1)	$27,866	$0	$743	(3)
	2002	(2)	$159,000	$5,000	$7,036	(3)

(1)	Amounts are for the transition period from July 1, 2002 to August 31, 2002.
(2)	Amounts are for the year ended June 30, 2002.
(3)	Consists of employer contributions to the defined contribution retirement plan.

Stock Options Granted in Fiscal 2004

      Under the 1994 Long Term Incentive Plan, all officers and key employees are eligible for grants of stock options and other stock-based awards. Options granted are generally exercisable over a three-year period beginning on the first anniversary of the grant date and also generally expire one year after termination of employment. At August 31, 2004, the total number of shares authorized for issuance for future awards under the 1994 Long Term Incentive Plan was 214,681 shares of the Common Stock, subject to adjustment in the event of any change in the outstanding shares of such stock by reason of a stock dividend, stock split, recapitalization, merger, consolidation or other similar changes generally affecting shareholders of Bull Run.

      The 1994 Long Term Incentive Plan is administered by the Management Compensation and Stock Option Committee of the Board of Directors. The Plan is intended to provide additional incentives and motivation for our employees. The Management Compensation and Stock Option Committee is authorized in its sole discretion to determine the individuals to whom options will be granted, the type and amount of such options and awards and the terms thereof; and to prescribe, amend and rescind rules and regulations relating to the Plans, among other things. There were no options or stock appreciation rights granted under this Plan in the fiscal year ended August 31, 2004.

Stock Options Exercised in Fiscal 2004 and Outstanding as of August 31, 2004

      There were no options or other stock-based awards exercised by the named executive officers in the fiscal year ended August 31, 2004.

      There were no stock appreciation rights outstanding as of August 31, 2004. There were no unexercised in-the-money outstanding stock options as of August 31, 2004 for any of the named executive officers.

Equity Plan Compensation Information

      As of August 31, 2004:

			(c)
	(a)	(b)	Number of securities remaining
	Number of securities to	Weighted-average	available for future issuance
	be issued upon exercise	exercise price of	under equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	321,179	$13.94	214,681
Equity compensation plans not approved by security holders	0		0

Total	321,179	$13.94	214,681

Compensation Committee Interlocks and Insider Participation

      J. Mack Robinson, Gerald N. Agranoff and James W. Busby are the members of Bull Run’s Management Compensation and Stock Option Committee.

      Mr. Robinson, Bull Run’s Chairman of the Board, is also Chairman, Chief Executive Officer and a director of Gray Television, Inc. (until August 2003, a company in which Bull Run held a significant equity investment) and until 2003, served on Gray’s compensation committee. Mr. Busby was President of Datasouth Computer Corporation, Bull Run’s wholly owned subsidiary until its sale in 2001, from 1984 until his retirement in 1997. Robert S. Prather, Jr., President, Chief Executive Officer and a director of Bull Run, is also President, Chief Operating Officer and a director of Gray. Hilton H. Howell, Jr., Vice President, Secretary and a director of Bull Run, is also Vice Chairman and a director of Gray.

      During the fiscal year ended August 31, 2003, Bull Run sold to Gray its investments in warrants to purchase Gray’s common stocks for approximately $5,121,000, and Bull Run also sold to Gray and to affiliates of Mr. Robinson its investment in shares of Gray’s common stocks for approximately $17,448,000 and $16,950,000, respectively. During the fiscal year ended June 30, 2002, Bull Run provided Gray consulting services in connection with Gray’s acquisition of Stations Holding Company, Inc., for which Bull Run was paid $5,000,000. Also during the fiscal year ended June 30, 2002, Gray exercised its option to purchase Bull Run’s investment in Sarkes Tarzian, Inc., paying Bull Run the exercise price of $10,000,000.

Report of the Management Compensation and Stock Option Committee

      The following Report of the Management Compensation and Stock Option Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other previous or future filing by Bull Run under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Bull Run specifically incorporates this Report by reference therein.

      The Management Compensation and Stock Option Committee (the “Compensation Committee”) of the board of directors administers our executive compensation program.

      The goals of our executive compensation program for fiscal 2004 were to attract, retain, motivate and reward qualified persons serving as executive officers. To achieve such goals we rely primarily on salaries, bonuses, options and other compensation for each of our executive officers. Under current policy, our Chief Executive Officer determines the recommended annual compensation level, including bonuses, for the other officers of Bull Run, and then submits these recommendations to the Compensation Committee for its review and approval. The Compensation Committee’s policy for determining an executive’s salary, bonus and stock option grants is based on the responsibility of such executive, his or her impact on the operations and profitability of Bull Run or the business unit for which such executive has operating responsibility and the knowledge and experience of such executive. Other factors, such as the amount of compensation provided by companies affiliated with Bull Run to Bull Run’s executive officer, are also considered by the Compensation Committee.

      In 2004, the Compensation Committee utilized the foregoing criteria to determine executive salaries, bonuses and option grants and such salaries, bonuses and option grants are consistent with the foregoing policy. When measuring an executive’s individual contribution and performance, the Compensation Committee examines these factors, as well as qualitative factors that necessarily involve a subjective judgment by the Compensation Committee. In making such subjective determination, the Compensation Committee does not base its determination on any single performance factor nor does it assign relative weights to factors, but considers a mix of factors. In deciding whether or not to grant an option to an individual and in determining the number of shares subject to an option so granted, the Compensation Committee takes into account subjective considerations, including the level of such executive’s position, the individual’s contribution to Bull Run and the nature and terms of the most recently awarded options to the executive. Although the Compensation Committee believes that its compensation structure is similar to that of other comparable companies, it did not specifically compare such structure with that of other companies in 2004. There were no bonuses, options or other incentive awards granted by Bull Run to its executive officers in fiscal 2004.

      The annual base salary compensation of Mr. Prather, Bull Run’s Chairman and Chief Executive Officer, was reduced to zero by the Compensation Committee effective in March 2004, due to an increase in Mr. Prather’s compensation by Gray Television, Inc., formerly a 4.0%-owned affiliate of Bull Run and a company of which Mr. Prather is currently President and Chief Operating Officer. Since January 2002, Mr. Prather began being compensated by Gray, and in each subsequent year, Mr. Prather’s compensation by Gray was increased and his compensation by Bull Run was decreased. Mr. Prather is eligible for an annual director’s fee and certain travel-related allowances payable by Bull Run. Mr. Prather is also eligible for annual incentive awards by Bull Run, generally based on the philosophy and programs described above. No such incentive award was granted for fiscal 2004.

Submitted by the Management Compensation and Stock Option Committee of the board of directors

J. Mack Robinson, Chairman

Gerald N. Agranoff
James W. Busby

Performance Graph

      The following stock graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other previous of future filing by Bull Run under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent Bull Run specifically incorporates this graph by reference therein.

      The following graph compares the cumulative total return of the Common Stock from August 31, 1999 to August 31, 2004 as compared to the stock market total return indexes for (1) the Nasdaq Stock Market (U.S. Companies) and (2) the Dow Jones Advertising Index. The Nasdaq Stock Market (U.S. Companies) and the Dow Jones Advertising Index are weighted by market capitalization. The Dow Jones Advertising Index includes companies whose SIC (Standard Industrial Classification) begins with 731.

      The graphs assume the investment of $100 in the Common Stock, the stocks in the Nasdaq Stock Market (U.S. Companies) and the Dow Jones Advertising Index on August 31, 1999. Dividends are assumed to have been reinvested as paid.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

							Cumulative
	8/31/99	8/31/00	8/31/01	8/31/02	8/31/03	8/31/04	Return

Bull Run Corporation	100.0	65.6	30.0	14.5	8.3	0.6	-99.4%
Dow Jones Advertising Index	100.0	113.0	83.2	63.8	71.1	64.4	-35.6%
Nasdaq Stock Market (U.S. Companies)	100.0	161.8	70.3	52.6	72.0	74.8	-25.2%

Certain Relationships and Related Party Transactions

      J. Mack Robinson, Bull Run’s Chairman of the Board, personally guarantees substantially all of the company’s debt to its bank lenders. During the fiscal year ended August 31, 2004, the company issued a total of 804,989 shares of Bull Run common stock to Mr. Robinson, then valued at approximately $925,000, to compensate him for his personal guarantee. In November 2004, the company issued an additional 674,938 shares of Bull Run common stock to Mr. Robinson, then valued at approximately $247,000 as additional compensation for a subsequent period of time. Mr. Robinson’s guarantee agreement in favor of Bull Run’s bank lenders provides that if Bull Run defaults on its bank loan, Mr. Robinson will repay the amount of such loan to the bank up to the amount of his personal guarantee. If Mr. Robinson is obligated to pay such amount, he would have the right to purchase the loans from the lenders, thereby becoming a secured creditor of Bull Run’s, with liens against all of Bull Run’s assets. Mr. Robinson will be released from the guarantee agreement under certain conditions, which include repayment of all or a specified portion of the debt.

      Mr. Robinson is Chairman and Chief Executive Officer and a director of Gray Television, Inc., and the beneficial owner of outstanding shares of Gray common stocks and preferred stocks (including certain shares as to which such beneficial ownership is disclaimed by Mr. Robinson). Robert S. Prather, Jr., President and Chief Executive Officer and a director of Bull Run, is President, Chief Operating Officer and a director of Gray and the beneficial owner of outstanding shares of Gray common stocks (including certain shares as to which such beneficial ownership is disclaimed by Mr. Prather). Hilton H. Howell, Jr., Vice President, Secretary and a director of Bull Run, is Vice Chairman and a director of Gray, and the beneficial owner of outstanding shares of Gray common stocks and preferred stocks (including certain shares as to which such beneficial ownership is disclaimed by Mr. Howell). Prior to September 2003, Bull Run Corporation was the owner of shares of Gray’s common stocks and preferred stocks.

      Through a rights-sharing agreement with Gray, Host Communications (a wholly-owned subsidiary of Bull Run) participates jointly with Gray in the marketing, selling and broadcasting of certain collegiate sporting events and in related programming, production and other associated activities. The agreement commenced April 1, 2000 and terminates after five years. Each of Gray and Host Communications receive the benefits of certain activities provided to each party under the agreement, and share the profit or loss from certain other activities. As a result of the rights-sharing agreement, in certain circumstances, Gray may be called upon for payment of a share of certain upfront rights fees. In the fiscal year ended August 31, 2004, Gray had paid approximately $1,500,000 under this provision and as of August 31, 2004, the Company has an accrued liability to Gray of approximately $1,721,000. In October 2004, Gray and Host Communications were jointly awarded a seven-year extension of the rights-sharing agreement with a three-year renewal option. Gray and Host Communications plan to share the revenues and expenses derived from the agreement, including the rights fees, equally.

      In connection with Bull Run’s acquisition of Host Communications in December 1999, Bull Run issued in favor of each of W. James Host (a former director of the Company), Mr. Prather, Monte C. Johnson and certain other stockholders of Host Communications, as partial consideration for Messrs. Host, Prather, Johnson and such other stockholders’ securities in Host Communications, an 8% promissory note due in January 2006. The principal amount of Mr. Host’s promissory note was $1,760,600, the principal amount of Mr. Prather’s promissory note is $72,422 and the principal amount of Mr. Johnson’s promissory note is $81,475. The aggregate amount of all such promissory notes was approximately $18,594,000. In October 2003, each of Mr. Host and his spouse, Mr. Prather and Mr. Johnson exchanged their note (or shares of Bull Run’s Series D preferred stock, in the case of Mr. Host and his spouse, who previously exchanged their notes for shares of such stock) for 1,783.232, 72.422 and 81.475 shares, respectively, of Bull Run’s Series E preferred stock having a face value of $1,783,232, $72,422 and $81,475, respectively. Holders of Series E preferred stock are entitled to receive, as, when and if declared by the board of directors, dividends at an annual rate of $90.00 per share, payable beginning July 2005, at the stockholders option, in cash or in Common Stock. After one year following issuance, each share of Series E preferred stock is convertible at the holder’s option into 142.86 shares of Common Stock. In October 2004, Mr. Host and his spouse converted their shares of Series E preferred stock for an aggregate total of 254,752 shares of Common Stock.

      In October 2003, Mr. Robinson completed an acquisition of 325,325 shares of Common Stock and two Bull Run 8% promissory notes having an aggregate face value of $5,257,264 from two former stockholders of Host. Mr. Robinson subsequently exchanged the notes for 5,257.264 shares of Bull Run Series E preferred stock having a face value of $5,257,264. In February 2004, Mr. Robinson completed an acquisition of 143,417 shares of Common Stock and a Bull Run 8% promissory note having a face value of $3,018,754 from a former stockholder of a company acquired with Host in December 1999. Mr. Robinson and Bull Run subsequently amended this note to defer payment of interest to the maturity date in January 2006 and revised the interest payment terms to be, at the noteholder’s option, in cash or in Common Stock.

      In November 2003, Mr. Robinson invested $2,000,000 in shares of Bull Run’s Series F convertible preferred stock, the proceeds from which the Company used for working capital purposes. Holders of Bull Run’s Series F preferred stock are entitled to receive, as, when and if declared by the board of directors, dividends at an annual rate of $90.00 per share in cash, except that, until the second anniversary of the date of issuance of the preferred stock, Bull Run may, at its option, pay such dividends in cash or in shares of

Common Stock. After two years following issuance, each share of Series F preferred stock is convertible at the holder’s option into 781.25 shares of Common Stock.

      From January 2004 through August 2004, Mr. Robinson advanced an aggregate amount of cash of $4,550,000 to Bull Run for working capital needs. Although we anticipate that Mr. Robinson will ultimately be issued debt or equity securities by Bull Run in consideration of these cash advances, the parties have not yet determined the form that Bull Run will ultimately compensate Mr. Robinson for these cash advances. The form and timing of such consideration will be discussed and authorized by a majority of the independent members of Bull Run’s board of directors.

      In September 2004, the Company issued a subordinated note to Delta Life Insurance Company, a company of which Mr. Robinson is Chairman of the Board and principal stockholder, for cash of $1,500,000 used for working capital purposes. The note bears interest at 6% and matures on December 31, 2004.

      On various dates prior to the fiscal year ended August 31, 2003, Bull Run issued shares of its preferred stocks to Mr. Robinson, parties affiliated with Mr. Robinson, and others. Mr. Robinson and his affiliates currently hold shares of Bull Run’s Series D, Series E and Series F convertible preferred stocks having an aggregate face amount of $19,753,977. During the fiscal year ended August 31, 2004, Bull Run paid preferred stock dividends in the form of an aggregate 148,713 shares of Common Stock, then valued at approximately $503,000, to Mr. Robinson and his affiliates.

      Bull Run leases office space from Delta Life Insurance Company, a company of which Mr. Robinson is Chairman of the Board and principal stockholder. The term of the lease is month-to-month, currently at an annual rental rate of approximately $3,800, plus a pro rata share of expenses.

      See also “Compensation Committee Interlocks and Insider Participation.”

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act requires the directors, executive officers, and persons who own more than 10 percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10 percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

      To our knowledge, based solely on our review of the copies of such reports furnished to us during the fiscal year ended August 31, 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were met.

Report of the Audit Committee

      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any previous or future documents filed by Bull Run with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Bull Run specifically incorporates the report by reference in any such document.

      The Audit Committee of our board of directors is comprised of three directors who are independent as defined by the Nasdaq Stock Market listing standards regarding audit committees. No member of the Audit Committee meets the criteria of an “audit committee financial expert” as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. In accordance with its written charter, which was approved and adopted by our board of directors in October 2003, the Audit Committee assists our board of directors in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Bull Run. In addition, the Audit Committee has the authority to select our independent auditors.

      Management has primary responsibility for Bull Run’s financial statements and the overall reporting process, including Bull Run’s system of internal controls. PricewaterhouseCoopers LLP, our independent auditors, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present in all material respects our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the year ended August 31, 2004 and discussed them with both management and PricewaterhouseCoopers LLP.

      The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, as amended.

      The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards No. 1, “Independence Discussions with Audit Committees,” issued by the Independence Standards Board, and has discussed with PricewaterhouseCoopers LLP its independence from Bull Run. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

      Based upon this review, the Audit Committee recommended to the full board of directors that our audited consolidated financial statements be included in Bull Run’s Annual Report on Form 10-K for the year ended August 31, 2004 and filed with the SEC.

Submitted by the Audit Committee of the board of directors

Gerald N. Agranoff, Chairman

James W. Busby
Monte C. Johnson

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

Our Board of Directors is asking the shareholders to ratify this selection.

      Although shareholder ratification of the Audit Committee’s appointment is not required, our Board of Directors considers it desirable for the shareholders to pass upon the selection of the independent auditors. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Bull Run and its shareholders.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Our board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as Bull Run’s independent auditors.

      The Audit Committee has selected PricewaterhouseCoopers LLP, independent auditors, to serve as the Company’s principal accounting firm for the fiscal year ending August 31, 2005.

Fees of PricewaterhouseCoopers LLP

      The fees billed by PricewaterhouseCoopers LLP during fiscal 2004 and fiscal 2003 were as follows:

	2004	2003

Audit fees(1)	$194,060	$178,200
Audit related fees(2)	15,200	6,000
Tax fees(3)	—	7,097
All other fees	—	—

Total	$209,260	$191,297

(1)	For professional services in connection with the audits of our annual consolidated financial statements included in our reports on Form 10-K, including quarterly reviews of our reports on Form 10-Q, and services related to statutory and regulatory filings or engagements.

(2)	For professional services in connection with the annual audits of our employee benefit plan.

(3)	For professional services related to tax consulting and tax planning. Note that Bull Run utilizes a firm other than PricewaterhouseCoopers LLP in connection with the preparation and review of federal, state and local tax returns, and beginning in the fiscal year ended August 31, 2004, uses a firm other than PricewaterhouseCoopers LLP in connection with the audit of its employee benefit plan.

      In accordance with its written charter, the Audit Committee reviews and discusses with PricewaterhouseCoopers LLP on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditor and approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Bull Run by its independent auditor.

OTHER MATTERS

      Our board of directors knows of no other matters to be brought before the 2005 Annual Meeting. However, if any other matters are properly brought before the 2005 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION

IN NEXT YEAR’S PROXY STATEMENT

      Proposals of shareholders intended to be presented at Bull Run’s 2006 Annual Meeting of Shareholders must be received at our principal executive offices by September 28, 2005, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION

AT NEXT YEAR’S ANNUAL MEETING

      For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2006 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on December 12, 2005 and advise shareholders in the 2005 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) do not receive notice of the proposal prior to the close of business on December 12, 2005. Notices of intention to present proposals at the 2006 Annual Meeting of Shareholders should be addressed to Bull Run Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

      Bull Run will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended August 31, 2004, as filed with the SEC. Such requests should be addressed to Bull Run Corporation, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations. Bull Run’s Annual Report on Form 10-K is available online at www.bullruncorp.com.

ANNUAL REPORT

      A copy of Bull Run’s Annual Report for the fiscal year ended August 31, 2004 is being mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

BULL RUN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

JANUARY 26, 2005

This Proxy is Solicited by the Board of Directors.

     The undersigned stockholder of Bull Run Corporation, “Bull Run,” hereby appoints each of Robert S. Prather, Jr. and Frederick J. Erickson, attorneys and proxies, with full power of substitution, to represent the undersigned and vote all shares of the common stock of Bull Run which the undersigned is entitled to vote, with all powers the undersigned would possess if personally present, at the annual meeting of stockholders of Bull Run to be held at 10:00 A.M., on January 26, 2005, at 4370 Peachtree Road, N.E., Atlanta, Georgia or at any adjournments or postponements thereof, with respect to the proposals hereinafter set forth and upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.

     Stockholders wishing to vote by telephone may do so by calling toll-free on a touch-tone telephone [1-866-894-0531] and following the recorded instructions. Stockholders may also vote on the Internet by logging on to [www.proxyvoting.com/bullrun] and following the instructions appearing on that site.

     Unless otherwise specified, this proxy will be voted “FOR” the election of all nominees as directors of Bull Run and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as auditors of Bull Run and in the discretion of the proxies with respect to all other matters which may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement.

     Please mark boxes ☐ in blue or black ink.

     1. Election of Directors

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees: J. Mack Robinson (01), Gerald N. Agranoff (02), James W. Busby (03), Hilton H. Howell, Jr. (04), Monte C. Johnson (05), Robert S. Prather, Jr. (06) and Thomas J. Stultz (07)

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as auditors of Bull Run for the year ending August 31, 2005.

☐ FOR           ☐ AGAINST           ☐ ABSTAIN

     3. In their discretion, on any other matters that may properly come before the meeting or any adjournments or postponements thereof.

Dated: ,

Signature of Stockholder(s)

Name of Stockholder(s)

     NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, please give your full title as such. If a corporation, please sign full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, DATE, SIGN AND MAIL
THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE,
OR PROMPTLY SUBMIT YOUR VOTE
VIA TELEPHONE OR INTERNET
AS DESCRIBED ABOVE.